UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Global Water Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders

To be held on May 16, 2017

Dear Stockholders:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Water Resources, Inc. will be held on May 16, 2017, at 9:00 a.m. Local Time, at the offices of Snell & Wilmer L.L.P., located at One Arizona Center, 400 East Van Buren Street, Suite 1900, Phoenix, AZ 85004, for the purposes of:

•

electing seven directors to serve on our Board of Directors for a term of office to expire at the 2018 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;

•	ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of March 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote via the Internet, telephone, or by mail before the Annual Meeting or in person at the Annual Meeting. For specific instructions, please refer to the accompanying proxy card.

This year we are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. On April 6, 2017, we sent notices of Internet availability of proxy materials to holders of our common stock as of the record date. The notice describes how you can access our proxy materials beginning on April 6, 2017.

Sincerely,

/s/ Ron L. Fleming
Ron L. Fleming President, Chief Executive Officer, and Director

Global Water Resources, Inc. - Corporate Headquarters	Phone: 480-360-7775
21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027	Fax: 844-232-3517
gwresources.com

Global Water Resources, Inc.
PROXY STATEMENT
ANNUAL MEETING INFORMATION

General

The Board of Directors of Global Water Resources, Inc. (the “Company”, “we”, “our”, or “us”) is soliciting your proxy for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Snell & Wilmer L.L.P., located at One Arizona Center, 400 East Van Buren Street, Suite 1900, Phoenix, AZ 85004, on Tuesday, May 16, 2017, at 9:00 a.m. Local Time, and at any and all adjourned or postponed sessions of the Annual Meeting, for the purposes of:

•

electing seven directors to serve on our Board of Directors for a term of office to expire at the 2018 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;

•	ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under Securities Exchange Commission (“SEC”) rules, we are providing our stockholders with access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

As a result, our stockholders will receive in the mail a “Notice Regarding the Availability of Proxy Materials” (the “Notice”). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on or about April 6, 2017, and the proxy materials will be first made available on the Internet on or about April 6, 2017.

The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice also will contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the Annual Meeting and indicate such delivery preference for future proxy solicitations. If you request a printed or electronic copy of the proxy materials by Internet or telephone, you will be able to select whether you want this delivery method for future proxy solicitations. If you make such request by email and would like this delivery method for future proxy solicitations, you must specifically state in your email that such delivery preference should remain in effect for future proxy solicitations. Your request to receive future materials in paper or via email will remain in effect for future proxy solicitations until you terminate it. The proxy materials are available, free of charge, on our corporate website (www.gwresources.com) under “Investors” as well. By referring to our website, we do not incorporate the website or any portion of the website by reference into this proxy statement.

We also follow a procedure called “householding,” which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice or proxy materials to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. All stockholders have the ability to access the proxy materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice or future notices regarding the availability of proxy materials (or, if you requested a printed copy of the proxy materials, an additional printed copy of the proxy materials), please submit your request to: Global Water Resources, Inc., ATTN: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, telephone:480-360-7775, email:corporatesecretary@gwresources.com. Similarly, if you share an address with another stockholder and received multiple copies of the Notice or the proxy materials, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice or the proxy materials at the shared address in the future.

If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one Notice or more than one paper copy of the proxy materials. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), at 212-509-4000 or in writing at Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer, or other similar organization.

Voting; Quorum

Our outstanding common stock constitutes the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record at the close of business on March 27, 2017, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the record date, 19,581,266 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the Annual Meeting, in person, or by proxy, of the holders of one-third of the shares of common stock issued and outstanding on March 27, 2017 will constitute a quorum.

All votes will be tabulated by the Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Broker non-votes occur when a nominee, such as a brokerage firm or financial institution (each, a “nominee”), that holds shares on behalf of a beneficial owner does not receive voting instructions from such owner regarding a matter for which such nominee does not have discretion to vote on the proposal without such instructions. The rules applicable to brokerage firms and financial institutions permit nominees to vote in their discretion on routine matters in the absence of voting instructions from the beneficial holder. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 is a routine matter. On non-routine matters, nominees cannot vote unless they receive instructions from the beneficial owner. The election of the seven directors to serve on our Board of Director is a non-routine matter. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. For the matters to be voted on at this year’s Annual Meeting, broker non-votes will not be counted for purposes of determining whether a proposal has been approved. See “Voting Procedure—Beneficial Owners of Shares Held in Street Name” below.

The election of directors will be by plurality vote of our outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Votes marked “withhold” and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum.

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions with respect to this proposal will have the same effect as a vote against this proposal.

Voting Procedure

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental, you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote in person at the Annual Meeting or by proxy. The Notice is not a ballot and you cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are four ways stockholders of record can vote: (1) in person, by bringing your printed proxy card if you received one by mail or by ballot at the Annual Meeting; (2) via the Internet, by following the instructions in the Notice; (3) by telephone if you requested or received printed copies of the proxy materials in the mail, by calling the toll free number found on the proxy card; or (4) by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the proxy card and returning it in the envelope provided. If you are a stockholder of record, and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters presented for a vote at the Annual Meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the Annual Meeting:

•	FOR the election of each of the director nominees listed in Proposal One (unless the authority to vote for the election of any such director nominee is withheld) and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. The Notice is not a ballot and you cannot use it to vote your shares. There are four ways beneficial owners of shares held in street name can vote by proxy: (1) in person, by obtaining a legal proxy from the organization holding your account; (2) via the Internet, by following the instructions in the Notice; (3) by telephone if you requested or received printed copies of the proxy in the mail, by calling the toll free number found on the voting instruction form; or (4) by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the voting instruction form and returning it in the envelope provided. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote will have the effects described above under “Voting; Quorum.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to Ron L. Fleming and Michael J. Liebman to vote on such matters at their discretion.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Revocability of Proxies

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Corporate Secretary at 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027;
•	submitting a later dated proxy; or
•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf.

If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you will need to revoke or resubmit your voting instructions through your broker or nominee and in accordance with its procedures. In order to attend the Annual Meeting and vote in person, you will need to obtain a legal proxy from your broker or nominee, the stockholder of record.

Solicitation

This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees, and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by email, the Internet, telephone, facsimile, or personal interview. No additional compensation will be paid to these individuals for any such services.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect seven directors to serve on our Board of Directors until the next Annual Meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation, or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors.

Our Board of Directors, acting through our Corporate Governance, Nominating, Environmental, and Health and Safety Committee, is responsible for nominating a slate of directors that collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.

The Corporate Governance, Nominating, Environmental, and Health and Safety Committee has recommended Trevor T. Hill, William S. Levine, Richard M. Alexander, L. Rita Theil, David C. Tedesco, Cindy M. Bowers, and Ron L. Fleming, as nominees for election at the Annual Meeting.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of these nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors to conclude that each individual should be nominated to serve as a director of the Company.

Name	Age	Positions
Trevor T. Hill	52	Chairman of the Board
William S. Levine	85	Director
Richard M. Alexander	61	Director
L. Rita Theil	52	Director
David C. Tedesco	42	Director
Cindy M. Bowers	54	Director
Ron L. Fleming	37	Director and President and Chief Executive Officer

Trevor T. Hill, age 52, is co-founder of the Company and has served as the Chairman of the Board of Directors of the Company since June 2013. Mr. Hill is also the founder, chairman, and Chief Executive Officer of FATHOM. Previously, Mr. Hill was the Chief Executive Officer of the Company from 2003 until 2014. Prior to 2003, Mr. Hill co-founded Algonquin Water Resources of America, a division of the Algonquin Power Income Fund, where he served as Director of Operations from 2000 to 2003. In 1994, Mr. Hill co-founded Hill, Murray & Associates, a firm specializing in the construction and operation of water reclamation facilities in British Columbia and the Canadian Arctic. He retired from the Canadian Navy in 1994, after serving as an engineering officer and receiving the Gulf and Kuwait Medal for his service in the 1991 Gulf War. Mr. Hill graduated from Royal Roads Military College with a degree in Mechanical Engineering in 1987. He attended the Royal Naval Engineering College in Plymouth, England and completed his post-graduate studies in 1988. We believe Mr. Hill’s role in our founding, extensive industry expertise, and leadership experience makes him well-qualified to serve as a member of our Board of Directors.

William S. Levine, age 85, has served as a director of the Company from the inception of the Company. Mr. Levine served as the Chairman of the Board of Directors of the Company from the inception of the Company until June 2013. Prior to co-founding the Company, Mr. Levine co-founded and served as Chairman of the Board of Directors for Outfront Media, an outdoor advertising/billboard firm that grew to become the largest outdoor advertising company in the United States. Mr. Levine is also the co-founder and majority owner of Allstate U Lok Storage Co., a chain of self-storage and mini-warehouses totaling over one million square feet of capacity. He has been a significant real estate developer, owner, operator, and lender for many years and has been a general partner of Levine Investments Limited Partnership, a real estate development limited partnership for over five years. We believe Mr. Levine’s role in our founding, history with the Company, and leadership experience makes him well-qualified to serve as a member of our Board of Directors.

Richard M. Alexander, age 61, has served as a director of the Company since December 2010. Mr. Alexander has been involved in the oil and gas industry for over 40 years. Mr. Alexander served as the Interim President and Chief Executive Officer of Parallel Energy Trust from January 2012 to March 2013 and served as the President and Chief Executive Officer of Parallel Energy Trust from March 2013 to March 2016. Mr. Alexander was the President and Chief Operating Officer of AltaGas Ltd. and also held the positions of Executive Vice President, Chief Operating Officer, and Chief Financial Officer from 2006 to 2012. From 2003 to 2006, Mr. Alexander served as the Vice President, Finance and Chief Financial Officer of Niko Resources Ltd., and Vice President, Investor Relations and Communications of Husky Energy Inc. from 2001 to 2003. Mr. Alexander is a director of Parallel Energy Trust, Pan Orient Energy, and Oryx Petroleum, as well as several private and not-for-profit entities. Mr. Alexander holds a Chartered Financial Analyst (CFA) and a Certified Management Accountant (CMA) designation. He graduated from Ryerson University with a Bachelor of Business Management. In November 2015, Parallel Energy Trust filed an application for protection under the Companies’ Creditors Arrangement Act with the Alberta Court of Queen’s Bench in Calgary. Parallel Energy Trust’s wholly-owned U.S. based subsidiaries, Parallel Energy LP and Parallel Energy GP LLC, also filed for relief under chapter 11 of title 11 of the United States Code. Subject to judicial approval, the wholly-owned U.S. subsidiaries sold substantially all of their assets to Scout Energy Group II, LP as part of the bankruptcy process. We believe Mr. Alexander’s extensive financial and executive leadership experience makes him well-qualified to serve as a member of our Board of Directors.

L. Rita Theil, age 52, has served as a director of the Company since December 2010. Ms. Theil is a Chartered Director (C. Dir.) designated by The Directors College (a joint venture of McMaster University and The Conference Board of Canada). Since 2004, Ms. Theil has been the owner and Chief Executive Officer of JacKryn Holdings Inc. Ms. Theil currently also acts as a corporate finance consultant to Pieridae Energy Limited. Ms. Theil has served on a number of public and private boards, including Scottish Water plc (2000 to 2009) and Sierra Geothermal Power Corp. (2007 to 2010). Ms. Theil served as Director, European Utilities at Schroder Salomon Smith Barney in London, England from 1999 to 2003 where she was responsible for the coverage of United Kingdom electric and water utilities. Ms. Theil was an Assistant Director with Dresdner Kleinwort Benson (now DrKW) in both London, England and New York from 1994 to 1999 where she was part of the electricity sector privatization team. Ms. Theil has over 25 years of experience advising governments, public and private boards, and global utilities companies and holds a B.Soc.Sci., LLB, and MBA, each of which was received from the University of Ottawa. We believe Ms. Theil’s financial and board expertise makes her well-qualified to serve as a member of our Board of Directors.

David C. Tedesco, age 42, has served as a director of the Company since May 2013. Mr. Tedesco is the founder and has served as the Chief Executive Officer of True North Companies since January 2001, one of Arizona’s largest and most active private investment firms. He has founded and served as Chief Executive Officer of multiple successful companies and has a deep operational experience as well as investing acumen. Mr. Tedesco is a director of numerous organizations including Passport Health, Anmark Machine, Jokake Companies, HSi, ProGard, Midwest Products, CIRS, SAARC, YPO, Valley of the Sun United Way, and the Nature Conservancy. Mr. Tedesco formed the Tedesco Foundation, a non-profit entity focused on providing strategic support to not-for-profit service providers in Arizona and throughout the world. Mr. Tedesco studied computer science at Iowa State and Physics at Arizona State University and is an alumnus of Harvard Business School. We believe Mr. Tedesco’s deep operational experience, investing acumen, and diverse board experience makes him well-qualified to serve as a member of our Board of Directors.

Cindy M. Bowers, age 54, has served as a director of the Company since May 2013. Ms. Bowers served as the Executive Vice President and Chief Financial Officer and Corporate Secretary of the Company from December 2010 to May 2014, and then served as the Executive Vice President Investor Relations of the Company until the end of her employment in December 2014. Ms. Bowers served as the Company’s Senior Vice President and Chief Financial Officer and Corporate Secretary from January 2004 to December 2010, and as the Company’s Senior Vice President and Chief Operating Officer from July 2008 to December 2010. She joined the Company in 2004 upon the Company’s acquisition of the Santa Cruz and Palo Verde utilities. Ms. Bowers was an original owner and served as the Chief Financial Officer and General Manager of these utilities from 2002 until 2004. She is a certified public accountant with over 30 years of accounting and management experience with public companies. Ms. Bowers graduated from Delta State University with a degree in Accounting. We believe Ms. Bowers’ history with the Company, industry expertise, and financial experience makes her well-qualified to serve as a member of our Board of Directors.

Ron L. Fleming, age 37, is our President and Chief Executive Officer and has served as one of our directors since May 2016. Prior to such appointment, he served in various roles at the Company, including as Interim Chief Executive Officer, Chief Operating Officer, Vice President, and General Manager from 2007 to 2014, and as Senior Project Manager of Engineering and Construction from 2004 to 2006. Mr. Fleming joined the Company in 2004, crossing over from the construction industry where he worked for general contractors providing project management on numerous large-scale heavy civil infrastructure projects throughout Arizona. Mr. Fleming has over 12 years of related management and utility experience. He holds a bachelor degree in Construction Management from the School of Engineering at Northern Arizona University, with an emphasis in Heavy Civil Engineering and a minor in Business Administration. Mr. Fleming currently serves on the Water Utilities Association of Arizona Board of Directors, the Maricopa Economic Development Alliance Board of Directors and the Board of Directors for Pinal Partnership, where he is the Co-Chair of the organization’s Water Resources Committee. We believe Mr. Fleming’s history with the Company, industry and operational experience, and leadership experience makes him well-qualified to serve as a member of our Board of Directors.

The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that Mr. Levine, Mr. Alexander, Ms. Theil, and Mr. Tedesco, are independent as defined by NASDAQ listing standards and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to members of our Audit and Risk Committee, Compensation Committee, and Corporate Governance, Nominating, Environmental, and Health and Safety Committee.

Board Leadership Structure

The Board of Directors understands that board structures vary greatly among United States public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

Currently, Ron L. Fleming serves as our President and Chief Executive Officer and Trevor T. Hill serves as our non-executive Chairman of the Board of Directors. The Board of Directors believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate for us at this time because it allows Mr. Fleming to focus on operating and managing the Company and executing its strategy and business plans. At the same time, Mr. Hill can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and executive sessions of the directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between independent directors and the Chief Executive Officer, and serving as a sounding board and advisor to the Chief Executive Officer. Nevertheless, the Board believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will vary from company to company and depend upon a company's particular circumstances at a given point in time. Accordingly, the Board will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined based on what the Board believes is best for the Company and its stockholders.

Majority Voting Policy

Our Board of Directors has adopted a policy which provides that, if the total number of votes withheld exceeds the number of votes cast in favor of a director nominee, the director must immediately submit his or her resignation to the Chairman of our Board of Directors, to be effective when accepted by our Board of Directors. Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee will then consider and make a recommendation to our Board of Directors regarding the resignation. A director who tenders a resignation pursuant to this policy will not participate in any meeting of our Board of Directors or any board sub-committee at which the resignation is considered. Our Board of Directors will accept the resignation absent exceptional circumstances. If a resignation is accepted, our Board of Directors may: (i) leave the vacancy unfilled until the next annual stockholders’ meeting; (ii) appoint a new director to fill the vacancy; or (iii) call a special stockholders’ meeting to fill the vacancy. This policy would apply only to uncontested elections — that is, elections in which the number of director nominees is equal to the number of directors to be elected.

Board and Committee Information

During our last fiscal year, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he/she served. Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our directors, it is encouraged. One director attended the prior year’s Annual Meeting of Stockholders.

Our Board of Directors has established three standing committees: the Audit and Risk Committee, the Compensation Committee, and the Corporate Governance, Nominating, Environmental, and Health and Safety Committee, each of which have the composition and responsibilities described below. Charters for each of these committees are available on the Company’s website at www.gwresources.com. Information on the website does not constitute a part of this proxy statement.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit and Risk Committee	Compensation Committee	Corporate Governance, Nominating, Environmental, and Health and Safety Committee
Trevor T. Hill
William S. Levine
Richard M. Alexander	x (chair)	x	x
L. Rita Theil	x	x	x (chair)
David C. Tedesco	x	x (chair)	x
Cindy M. Bowers
Ron L. Fleming

Audit and Risk Committee

Our Audit and Risk Committee’s primary functions are to oversee our accounting and financial reporting processes, internal control systems, independent auditor relationship, and the audits of our financial statements. This committee’s responsibilities include the following:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating the qualifications, independence, and performance of our independent registered public accounting firm;
•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation, and effectiveness of our internal controls established for finance, accounting, legal compliance, and ethics;
•	reviewing the design, adequacy, implementation, and effectiveness of our critical accounting and financial policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements;
•	reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;
•	preparing the audit committee report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions; and
•	preparing risk assessment, overseeing risk management, and reviewing with management any major risk exposures.

The Audit and Risk Committee held four meetings during 2016. Our Board of Directors has determined that each member of our Audit and Risk Committee meets the requirements for independence under current SEC rules and NASDAQ listing standards. Our Board of Directors has identified Richard M. Alexander as the audit committee financial expert as defined under applicable SEC rules and regulations.

Compensation Committee

Our Compensation Committee’s primary functions are to monitor and assist our Board of Directors in determining compensation for our senior management, directors, and key employees. This committee’s responsibilities include the following:

•	setting performance goals for our officers and reviewing their performance against these goals;
•	reviewing and recommending compensation and benefit plans for our officers and key employees and compensation policies for our Board of Directors and members of our board committees;
•	reviewing the terms of offer letters and employment agreements and arrangements with our officers; and
•	reviewing director compensation for service on our Board of Directors and any committees of our Board of Directors.

The Compensation Committee held four meetings during 2016. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NASDAQ listing standards. The charter for our Compensation Committee provides it the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.

Corporate Governance, Nominating, Environmental, and Health and Safety Committee

Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee’s primary functions are to assist our Board of Directors by identifying individuals qualified to become directors consistent with criteria established by our Board of Directors. This committee’s responsibilities include the following:

•

evaluating the composition, size, and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors;
•	administering a policy for considering nominees for election to our Board of Directors;
•	overseeing our directors’ performance and self-evaluation process;
•	reviewing our corporate governance principles and providing recommendations to our Board of Directors regarding possible changes;
•	reviewing and monitoring compliance with our code of conduct and ethics and our insider trading policy;
•	ensuring that there is appropriate orientation, education, and training programs for new and existing directors; and
•	assessing the Company’s health and safety practices and ensuring that there is a culture of health and safety enforcement.

The Corporate Governance, Nominating, Environmental, and Health and Safety Committee held four meetings during 2016. Our Board of Directors has determined that each member of our Corporate Governance, Nominating, Environmental, and Health and Safety Committee meets the requirements for independence under the current requirements of the NASDAQ listing standards.

Consideration of Director Nominees Recommended by Stockholders

The Corporate Governance, Nominating, Environmental, and Health and Safety Committee is responsible for identifying, screening, and recommending candidates to the Board of Directors for board membership. When formulating its Board of Directors membership recommendations, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee may also consider recommendations from the Company’s stockholders. There are no differences in the manner in which the Corporate Governance, Nominating, Environmental, and Health and Safety Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. However, stockholders desiring to nominate a director candidate in connection with an annual meeting must comply with certain procedures. See the section entitled “Stockholder Proposals for 2018 Annual Meeting” in this proxy statement and Section 1.13 of the Company’s Amended and Restated Bylaws for additional information regarding stockholder nominations.

Criteria for Nomination to the Board of Directors and Diversity

The Corporate Governance, Nominating, Environmental, and Health and Safety Committee has not identified any specific minimum qualifications which must be met for a person to be considered as a candidate for director. However, director candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Corporate Governance, Nominating, Environmental, and Health and Safety Committee considers appropriate in the context of the needs of the Board of Directors. In addition, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors believe that diversity along multiple dimensions, including race, ethnicity, gender, age, education, cultural background, opinions, skills, perspectives, professional experiences, and other differentiating characteristics, is an important element of its nomination recommendations. Although the Board of

Directors does not have a formal diversity policy, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and Board of Directors review the factors described above, including diversity, in considering candidates for board membership.

Compensation of Directors

Summary of Director Compensation Program

Historically, directors have been entitled to compensation for their services as members of the Board of Directors of the Company. The compensation arrangements for the directors of the Company are summarized below.

Component	Amount ($)	Payment Method (1)
Annual Retainer	51,500 per year	50% DPUs/50% cash
Board Chair Fee	25,000 per year	100% cash
Committee Membership Retainer	12,360 per year	50% DPUs/50% cash
Audit and Risk Committee Chair Fee	12,875 per year	50% DPUs/50% cash
Other Board or Committee Chair Fee	7,725 per year	50% DPUs/50% cash
Meeting Attendance Fee (Board and Committee)	1,288 per meeting in person/ 1,030 per meeting by telephone	50% DPUs/50% cash

(1)

Directors receive one-half of their compensation in cash and one-half in the form of deferred phantom units (“DPUs”). However, if a director holds a minimum of three (3) times the value of the annual retainer in the form of common shares, he/she may elect to receive all or a portion of his or her compensation in cash. The Company’s DPU plan (the “DPU Plan”) is discussed in more detail below.

The directors of the Company are also reimbursed for out-of-pocket expenses incurred for attending board and committee meetings. The independent directors of the Company that were entitled to compensation in 2016 were William S. Levine, Richard M. Alexander, L. Rita Theil, and David C. Tedesco. Ms. Bowers, who is neither an independent director nor an employee, receives an annual retainer and meeting attendance fees for her role as a director. Mr. Hill receives an annual retainer and meeting attendance fees for his role as Chairman of the Board of Directors for the Company.  Mr. Fleming is not compensated for his role as director.

The DPU Plan authorizes the directors of the Company to grant DPUs to independent directors. DPUs are units whose value tracks the performance of the Company’s common shares and give rise to a right to receive a cash payment, the value of which, on a particular date, will be the market value of the equivalent number of the Company’s common shares at that date. Holders of DPUs are credited with dividend equivalents when and if dividends are paid on the common shares using the market value of the Company’s common shares on the trading day immediately prior to the dividend record date. DPUs granted to directors are fully vested upon the grant date. In order to align their interests with the interest of shareholders, an independent director is only permitted to redeem his/her DPUs upon ceasing to be a director of the Company. The Board of Directors of the Company believes that this feature of the plan will result in directors taking a long-term view of stockholder value. Additionally, directors will not be in a position to profit from volatility. The Board of Directors of the Company believes that the issuance of DPUs as a core component of the independent directors’ compensation strengthens the alignment of interests between the independent directors and the stockholder by linking their holdings and a portion of their annual retainer to the future value of the Company’s common shares.

Director Compensation Table

Director	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Total ($)
Trevor T. Hill	109,975	—		489,905	599,880
William S. Levine	58,710	—		326,604	385,314
Richard M. Alexander	97,850	—	(4)	326,604	424,454
L. Rita Theil	92,700	—	(5)	326,604	419,304
David C. Tedesco	46,350	46,350	(6)	326,604	419,304
Cindy M. Bowers	74,675	—		326,604	401,279
Ron L. Fleming	—	—		—	—

(1)

As permitted by the terms of the Company’s director compensation program, each director holding at least three (3) times the value of the annual retainer in the form of the Company’s common shares elected to receive more than 50% of his or her compensation in cash.

(2)

Represents DPUs awarded in 2016. The value of the DPUs presented above was calculated as the common share price on the NASDAQ Stock Exchange on the date the related DPUs were awarded, multiplied by the number of DPUs awarded. DPUs are fully vested upon issuance.

(3)

Represents stock options awarded in 2016. The options were granted with an exercise price of $7.50, the prevailing market price of the Company’s common shares at the close of business on the date of issuance. The value of the stock options was calculated using a Black-Scholes option value pricing model. The options vest over a two year period, with 50% vesting on May 20, 2017, and the remainder vesting on May 20, 2018. For more information regarding the Company’s accounting treatment of the stock options and DPUs, refer to Note 11, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2016.

(4)

At December 31, 2016, Mr. Alexander held 15,311 DPUs with an estimated payout value of $139,000 (calculated as the Company’s common share price on the NASDAQ Stock Exchange on the close of business on December 31, 2016 (i.e., $9.10 per share), multiplied by the number of DPUs outstanding. For more information regarding the Company’s accounting treatment of the stock options and DPUs, refer to Note 11, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2016.

(5)	At December 31, 2016, Ms. Theil held 50,411 DPUs with an estimated payout value of $459,000 (calculated in the manner described above in footnote 4).
(6)	At December 31, 2016, Mr. Tedesco held 32,374 DPUs with an estimated payout value of $295,000 (calculated in the manner described above in footnote 4).

EXECUTIVE OFFICERS

The following are our executive officers as of March 27, 2017:

Name	Age	Position
Ron L. Fleming	37	President and Chief Executive Officer
Michael J. Liebman	40	Chief Financial Officer and Corporate Secretary

Mr. Fleming has been employed by the Company since 2004, holding several positions during this time. He currently is President and Chief Executive Officer and has served as one of our directors since May 2016. Prior to such appointment, he served in various roles at the Company, including as Interim Chief Executive Office, Chief Operating Officer, Vice President, and General Manager from 2007 to 2014, and as Senior Project Manager of Engineering and Construction from 2004 to 2006.

Mr. Liebman has served as Chief Financial Officer and Corporate Secretary of the Company since May 2014. Mr. Liebman brings over 16 years of finance and management experience. Prior to joining the Company, Mr. Liebman was a Senior Director at Alvarez and Marsal, a predominant turnaround and restructuring firm in the United States, from 2002 to 2014. While at Alvarez and Marsal, Mr. Liebman provided strategic planning and interim management services to companies across various industries, including homebuilding, retail, rental/leasing, and manufacturing. During this time, he successfully negotiated the restructuring of over $3 billion in capital and helped raise $750 million of new capital for clients.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 27, 2017 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 27, 2017 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise. Percentage of class is based on 19,581,266 shares outstanding as of March 27, 2017.

Unless otherwise indicated, the address of all listed stockholders is c/o Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027.

Directors and Named Executive Officers:	Number of Common Stock Shares	Options vested or vesting within 60 days of March 27, 2017(1)	Total Common Shares Beneficially Owned	Percentage of Common Stock
Trevor T. Hill(2)	2,466,921	37,500	2,504,421	12.8%
William S. Levine(3)	6,831,204	25,000	6,856,204	35.0%
Richard M. Alexander	32,500	25,000	57,500	*
L. Rita Theil	2,666	25,000	27,666	*
David C. Tedesco	—	25,000	25,000	*
Cindy M. Bowers	187,002	68,395	255,397	1.3%
Ron L. Fleming	9,796	—	9,796	*
Michael J. Liebman	7,200	—	7,200	*
All Executive Officers and Directors as a Group of 8 people	9,537,289	205,895	9,743,184	49.2%
5% or Greater Stockholders:
Andrew Cohn(4)	1,422,792	—	1,422,792	7.3%

* Represents beneficial ownership of less than 1%.

(1)	Shares of the Company’s common stock that may be purchased upon exercise of stock options that have vested or will vest within 60 days of March 27, 2017.
(2)

Number of common stock shares consists of (i) 1,947,308 shares held of record by Mr. Hill, and (ii) 519,613 shares held of record by the LPC 2012 Trust dated December 12, 2012, for which Mr. Hill serves as trustee.

(3)	Number of common stock shares consists of shares held of record by Levine Investments Limited Partnership, for which Mr. Levine serves as general partner.
(4)

Share data based on information in the Schedule 13G filed on February 7, 2017 with the SEC by Mr. Cohn and his spouse. As of December 31, 2016, the Schedule 13G indicates that Mr. Cohn and his spouse have sole voting and dispositive power with respect to 1,405,642 shares and shared voting and dispositive power with respect to 17,150 shares. The address for the Cohn Family is 2201 East Camelback Road, #650, Phoenix, Arizona 85016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are summaries of transactions since January 1, 2015 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Reorganization Transaction

Concurrently with the consummation of the Company’s initial public offering in May 2016 (the “IPO”), GWR Global Water Resources Corp. (“GWRC”), which then owned approximately 47.8% of our outstanding common stock, merged with and into us. The Company continued as the surviving entity of the merger. In connection with the merger, holders of GWRC’s common shares received one share of our common stock for each outstanding common share of GWRC.

Sale of Global Water Management, LLC

On June 5, 2013, the Company entered into an agreement (the “Securities Purchase Agreement”) and sold its wholly-owned subsidiary, Global Water Management, LLC (“GWM”), to an investor group led by a private equity firm which specializes in the water industry. GWM owns and operates the FATHOM™ business and is an indirect subsidiary of Fathom Water Management Holdings, LLP (the “FATHOM Partnership”). As part of the consideration for the sale, we are entitled to quarterly royalty payments based on a percentage of certain of GWM’s recurring revenues for a 10-year period, up to a maximum of $15.0 million. In 2015, we received an aggregate of $326,000 of such royalty payments, and we received an aggregate of $355,000 of such royalty payments in 2016.

GWM has historically provided billing, customer service, and other support services for our regulated utilities business. In conjunction with the sale of GWM, we entered into a services agreement (the “Service Agreement”) with GWM whereby we agreed to use the FATHOM™ platform for all of our regulated utility services for an initial term of 10 years. On November 17, 2016, we entered into the First Amendment to Service Agreement (the “Amendment”) with GWM. Pursuant to the Amendment, (i) GWM replaced existing meters and related automated metering infrastructure for a one-time fee of approximately $10,867,100; (ii) the initial term of the Service Agreement was extended to December 31, 2026; (iii) in consideration for the extension, the initial fee for recurring services was reduced from $7.79 to $6.24 per month per customer; and (iv) the Company will not be required to continue to pay an ongoing fee related to the divested customers from the Valencia and the Willow utilities in accordance with Section 15.3 of the Service Agreement.

The Service Agreement, as amended, is automatically renewable thereafter for successive 10-year periods, unless notice of termination is given prior to any renewal period. The Service Agreement may be terminated by either party for default only and the termination of the Service Agreement will also result in the termination of the royalty payments payable to us. In 2015, we paid approximately $2.2 million to GWM for FATHOM™ service fees, and we paid approximately $1.9 million to GWM for FATHOM™ service fees in 2016.

We continue to hold an indirect interest in GWM through our ownership of the common and preferred units of the FATHOM Partnership received in consideration for the sale of GWM. Together, these units currently represent an approximate 8.0% ownership interest in the FATHOM Partnership (on a fully diluted basis). Trevor Hill, who is the Chairman of our Board of Directors, currently has an executive director role with GWM and owns an approximate 12% interest.

Management Agreement

In connection with GWRC’s initial public offering in Canada, on December 30, 2010, we entered into a management agreement (the “Management Agreement”) with GWRC. Pursuant to the Management Agreement, we agreed to provide substantially all necessary administrative and management services to GWRC and to pay for all fees and other expenses related to the administration of GWRC and its public company reporting in Canada and other compliance requirements. For the years ended December 31, 2016 and 2015, we paid an aggregate of $650,000 and $1.4 million, respectively, of such fees and expenses. We were not entitled to any fee for our services from GWRC under the Management Agreement. The Management Agreement was terminated upon consummation of the IPO.

Medical Benefits Plan

We provide medical benefits to our employees through our participation in Camelback Services Health Plan (the “Plan”), which is a self-defined, self-insured plan for medical claims sponsored by Camelback Services, Inc. (during 2014 and 2015) and Camelback Systems, Inc. (effective January 1, 2016) (collectively, “Camelback Services”). The Plan provides health claim administration services for our employees and employees of Camelback Services. A third party administrator unrelated to the Company and Camelback Services administers claims on behalf of the Plan and we reimburse the Plan for medical claims incurred with respect to our employees. Mr. Levine, a member of our board of directors and a major stockholder, is the President and sole owner of Camelback Services. No fees for property or services are paid by the Company to the Plan or Camelback Services, although the third party claims administrator charges the Plan a monthly claims administration fee. In 2015, we paid approximately $493,000 for medical claims to the Plan, and we paid approximately $533,000 for medical claims to the Plan in 2016.

Related Party Transaction Policy

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a written policy that is to be followed in connection with approving and ratifying all related party transactions involving our company. The policy will cover transactions or series of transactions between directors, director nominees, executive officers, stockholders who own more than 5% of our common stock, and any members of their immediate families. It will also apply to any business entity in which any of the persons listed above has a direct or indirect material interest.

Permission for a related party transaction may only be granted in writing in advance by either the Audit and Risk Committee of our Board of Directors in the case of transactions involving officers and directors or, in any case, by the Board of Directors acting exclusively through its disinterested members.

Transactions involving the compensation of executive officers will be reviewed and, if appropriate, approved by the Compensation Committee of the Board of Directors in the manner specified in the charter of the Compensation Committee.

Before any related person transaction is permitted, the following factors must be considered:

•	the nature of the related party’s interest in the transaction;
•	the dollar value of the amount involved in the transaction;
•	the dollar value of the related party’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction occurs in the ordinary course of business of our company;
•	whether the transaction with the related person is proposed to be entered into on terms more favorable to our company than terms that could have been reached with an unrelated party; and
•	any other information regarding the transaction of the related party that may be material in light of the circumstances of the particular transaction.

Approval of a related party transaction will only be granted if it is determined that, under all of the circumstances, the transaction is in the best interests of our company and only so long as those interests outweigh any negative effect that may arise from permitting it to occur.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of common stock to be issued upon exercise of outstanding options, the weighted-average exercise price of outstanding options, and the number of securities available for future issuance und equity compensation plans as of December 31, 2016.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$ —	—
Equity compensation plans not approved by security holders(1)(2)	368,395	$ 7.64	490,825
Total	368,395	$ 7.64	490,825
(1)

325,000 of the outstanding options were awarded under the Global Water Resources, Inc. Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company in connection with the merger of GWRC with and into the Company. The Stock Option Plan was previously approved by GWRC’s shareholders at the 2012 GWRC annual and special meeting. The Stock Option Plan authorized 875,461 stock options, of which 325,000 remain outstanding, and which 490,825 remain available for grant. For more information regarding the Company’s outstanding stock options, refer to Note 11, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2016.

(2)

43,395 of the outstanding options were originally awarded under the Global Water Resources, LLC 2008 Unit Option Plan (the “2008 Unit Plan”).  The original award granted the recipient 50 unit options. The original award was adjusted to 431 stock options in December 2010 when Global Water Resources, LLC converted to Global Water Resources, Inc.  The number of options was further adjusted to 43,395 as a result of the Company’s previously reported 100.68 to 1.00 stock split on April 28, 2016.  This award represents the total of all options outstanding from the 2008 Unit Plan with no additional options available for grant. For more information regarding the Company’s outstanding stock options, refer to Note 11, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2016.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and is asking the stockholders to ratify this appointment. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit and Risk Committee may reconsider its selection.

Our Board of Directors recommends that you vote “FOR” the selection Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

AUDIT MATTERS

Audit and Risk Committee Report

The Audit and Risk Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current NASDAQ listing standards and Rule 10A-3 under the Exchange Act. The Audit and Risk Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.gwresources.com.

The Audit and Risk Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“Deloitte”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such audited financial statements with United States generally accepted accounting principles. The Audit and Risk Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”). In addition, the Audit and Risk Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16.

The Audit and Risk Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB, regarding communications concerning independence and has discussed with Deloitte its independence from the Company. The Audit and Risk Committee further considered whether the provision of non-audit related services by Deloitte to the Company is compatible with maintaining the independence of Deloitte with the Company. The Audit and Risk Committee has also discussed with management of the Company and Deloitte such other matters and received assurances from them as it deemed appropriate.

Based on the above review and discussions, the Audit and Risk Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Audit and Risk Committee of the Board of Directors

Richard M. Alexander, Chairman
L. Rita Theil David C. Tedesco

Independent Auditor’s Fees

Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015. The aggregate fees billed by Deloitte for the professional services described below for the fiscal years ended December 31, 2016 and 2015, respectively, are set forth in the table below.

	Year Ended December 31,
	2016	2015
Audit Fees	$475,000	$387,000
Audit-Related Fees(1)	423,000	410,000
Tax Fees(2)	241,000	320,000
All Other Fees(3)	2,000	2,000
Total	$1,141,000	$1,119,000

(1)	Audit-related fees were for services rendered for the IPO.
(2)	Tax fees were for services rendered for an IRS private letter ruling, the merger of the Company and GWRC, tax compliance, and other tax consultations.
(3)	All other fees were for research subscription services.

Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non Audit Services

Under its charter, the Audit and Risk Committee must pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis. All of the audit, audit-related, tax services, and all other services provided by our independent registered public accounting firm for the 2016 fiscal year were approved by the Audit and Risk Committee in accordance with the foregoing procedures.

EXECUTIVE COMPENSATION

Overview

This section explains how our compensation program is designed and operated with respect to our executives, specifically the following named executive officers for 2016 (“NEOs”):

•	Ron L. Fleming, President and Chief Executive Officer
•	Michael J. Liebman, Chief Financial Officer and Corporate Secretary

Historically, our Board, based on recommendations made by the Compensation Committee, has made decisions regarding salaries, annual bonuses, and incentive compensation for our executive officers and employees and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. Our Board of Directors solicits input from the Chief Executive Officer and the Compensation Committee regarding the performance of our other executive officers.

Summary Compensation Table

The following table sets forth all compensation paid or payable from the Company in respect of each of the NEOs for services rendered during the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other Compensation ($)(5)	Total Compensation ($)
Ron L. Fleming	2016	275,000	28,621	129,340	—	129,340	8,256	570,557
President and Chief	2015	250,000	281,250	117,500	583,231	86,250	7,950	1,326,181
Executive Officer
Michael J. Liebman	2016	235,000	17,114	77,340	—	77,340	7,052	413,846
Chief Financial Officer and Corporate Secretary	2015	220,193	144,267	72,443	388,821	53,176	7,950	886,850

(1)

Represents discretionary bonuses earned by our NEOs in 2015, and 2016, including under our 2015, and 2016 Incentive Programs. In 2016, Messrs. Fleming and Liebman earned separate discretionary bonuses in the amounts of approximately $29,000 and $17,000, respectively, in connection with their efforts to complete the IPO, the private letter ruling from the Internal Revenue Service, which deferred the $19.4 million gain realized from the condemnation of the operations and assets of Valencia, and EBITDA performance. In 2015, Messrs. Fleming and Liebman also earned separate discretionary bonuses in the amounts of $250,000 and $125,000, respectively, in connection with their efforts relating to the transfer of assets of Valencia Water Company to the City of Buckeye. For more information regarding how the cash bonuses payable under our 2016 Incentive Program were determined, see below under the heading “Annual Incentive Awards—Achievement Levels and Outcomes Under 2016 Incentive Program.”

(2)

Represents awards of phantom stock units (“PSUs”). The PSUs that were awarded pursuant to our 2015 Incentive Program (shown as compensation for 2015 in the table above) were issued during the first quarter of 2016 upon determination of achievement of the pre-determined performance criteria, which were approved during the first quarter of 2015. The PSUs that were awarded pursuant to our 2016 Incentive Program (shown as compensation for 2016 in the table above) were issued during the first quarter of 2017 upon determination of achievement of the pre-determined performance criteria, which were approved during the first quarter of 2016. The value of such awards presented above represents the grant date fair value of the expected cash payment of such PSUs upon vesting using the price of the Company’s common shares on the date the awards were granted and assuming 100% achievement of the performance goals set forth in the applicable Incentive Program (which the Company considered the probable outcome on the award date). For more information regarding our incentive programs, see below under the heading “Annual Incentive Awards.” For GAAP accounting purposes, PSUs are accounted for as liability compensatory awards under ASC 710, “Compensation—General.”

(3)

Represents the grant date fair value of stock appreciation rights (“SARs”) granted to Messrs. Fleming and Liebman on May 8, 2015, calculated in accordance with ASC 718, “Compensation—Stock Compensation.” The following assumptions were used to calculate the grant date fair value of the SARs: foreign exchange rate (CAD$ to USD$)—1.2108:1; dividend yield—0%; expected volatility—65.2%; risk-free interest rate—1.89%; and expected life—6.3 years. For more information regarding the Company’s accounting treatment of the SARs, refer to Note 11, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017.

(4)

Represents amounts earned and payable in cash to our NEOs pursuant to our 2015 Incentive Program, and 2016 Incentive Program, respectively, except for the discretionary bonuses described above in Note (1). For more information regarding our Incentive Programs, see below under the heading “Annual Incentive Awards.”

(5)	Represents matching contributions to our 401(k) plan.

Overview of Executive Compensation Program; Components of Compensation

Our executive compensation program is designed to retain, motivate, and reward our NEOs and other executive officers for their performance and contribution to our long-term success. We seek to compensate our NEOs and other executive officers by combining short and long-term incentives. We also seek to reward the achievement of corporate and individual performance objectives, and to align the interests of our NEOs and other executive officers with those of our stockholders by rewarding the creation of long-term value through equity-linked compensation. We tie individual goals to the area of the NEO’s primary responsibility. These goals may include the achievement of specific financial or business development goals. We set corporate performance goals that reach across various business areas and include achievements in finance/business development and corporate development.

Executive compensation consists primarily of three elements: base salary, annual incentive awards, and long-term incentive awards. Each element of compensation is described in more detail below.

Base Salary

Base salaries for our NEOs are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. Subject to the provisions of his or her employment agreement (if any), an executive’s base salary is also determined by reviewing the executive’s other forms of compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Although we did not engage in formal benchmarking in 2015 or 2016, the public companies that served as the comparative group in setting base salaries were: The York Water Company, Artesian Resources Corp., Connecticut Water Service Inc., and Middlesex Water Co. The four comparator companies were chosen based on the following selection criteria:

(1) public water utilities of similar size, or

(2) public water utilities with whom we may compete for executive talent.

In setting base salaries for Messrs. Fleming and Liebman, our Board of Directors did not select a percentile or similar measure within the range of salaries in the comparator group. In this regard, the base salaries for Messrs. Fleming and Liebman are dictated by the terms of their employment agreements. See “Employment Agreements” below for additional information. However, the salaries of Messrs. Fleming and Liebman are within the ranges of the comparator group.

Base salaries of our NEOs are reviewed annually and, subject to the provisions of our employment agreements with the NEOs (if any), may be increased for merit reasons based on any NEO’s success in meeting or exceeding individual objectives. Additionally, base salaries may be adjusted as warranted throughout the year for promotions or other changes in the scope or breadth of an NEO’s role or responsibilities. Our Board of Directors believes that the 2016 base salaries for our NEOs were competitive with that paid by the comparator companies and fairly reflected individual performance and contribution.

Annual Incentive Awards

The compensation program provides for an annual incentive award designed to reward our NEOs for their individual and corporate performance in a given fiscal year. The Compensation Committee assesses the level of the NEO’s achievement of company-wide goals. The annual incentive award may be paid in cash, PSUs, or stock options, which is decided by our Board of Directors at the time of issuance to the extent not specified in a NEO’s employment agreement. Stock options are issued under the stock option plan approved by the Company’s shareholders at the 2012 annual and special meeting (the “Stock Option Plan”). In 2015 and 2016, the annual incentive awards were payable 50% in cash and 50% in the form of PSUs.

2016 Incentive Program

The Compensation Committee, together with our Board of Directors, sets performance objectives and targets on an annual basis. Our 2016 Incentive Program, adopted in the first quarter of 2016, was designed to allow us to pursue the Company’s mission statement, adhere to our primary service and compliance mandates, and generate sufficient free cash flow to facilitate a sustainable dividend and improve shareholder value. The 2016 Incentive Program incorporated company-wide goals that were required to be satisfied at specified levels in order for an NEO to receive payments in respect of awards made under the Incentive Program.

Company Goals

The 2016 Incentive Program incorporated one company-wide goal, which was characterized as a “gate” (releasing the overall incentive pool for each officer based on his or her targeted award percentage) and “components” (determining the size of the incentive pool on a weighted-average basis based on his or her targeted award percentage). The individual gate and components, and the Company’s levels of achievement relating thereto in 2016, are summarized below:

Gate

Description	% of Incentive Pool	Outcome	Achievement Level
Achieve and sustain a dividend increase of 5%. If achieved, this gate releases 100% of bonus pool.	100%	Annualized dividend increased from $0.2556 in December 2015 to $0.27 in December 2016	100%

Components

Description	Target(s)		% of Incentive Pool	Outcome	Achievement Level
Performance against budgeted EBITDA	Adjusted EBITDA Ranges < $14.3 million $14.4 - $15.3 million > $15.4 million (budget) > $15.65 million (stretch goal)	Payout Scale 0% 50% 75% 100%	25%	Company Adj. EBITDA was $16.1 million in 2016	25%
Cap Ex Budget	Performance against approved Cap Ex Budget, any budget overage will proportionately reduce pool		25%	Capital expenditures were $8.6 million in 2016	25%
Safety and Compliance	Performance against four discreet objectives(1); failure to meet any single objective reduces the pool by 25%		25%	One compliance event in 2016	19%
Discretionary	Board discretionary component taking into account strategic initiatives.		25%	Board awarded full amount of discretionary component(2) and an additional $100,000	25%
TOTALS			100%		94%
(1)

The four discreet safety objections to which we are measured are as follows: (1) completion of monthly online training, (2) quarterly safety committee participation, (3) quarterly employee safety tailgate meetings, and (4) achievement of quarterly goals.

(2)

The discretionary component was authorized to reflect the Company’s accomplishments with the completion of the IPO, receipt of the private letter ruling from the Internal Revenue Service, which deferred the $19.4 million gain realized from the condemnation of the operations and assets of Valencia, and EBITDA performance.

Achievement Levels and Outcomes Under 2016 Incentive Program

Based on actual outcomes in respect of the “gate” and “components” comprising our 2016 Incentive Program, 94% of the overall incentive pool was earned by each of our NEOs. The cash portion of this award for each NEO is reflected in the Summary Compensation Table under the heading “Non-equity incentive plan compensation,” except for the cash amount paid to our NEOs in respect of the discretionary component of our 2016 Incentive Program, which is reflected in the Summary Compensation Table under the heading “Bonus.”

The portion of the discretionary component of the 2016 Incentive Program that was paid in PSUs is reflected under the heading “Stock awards.”

Target Annual Incentive Awards for 2016

The target annual incentive awards for fiscal 2016 were determined as a percentage of base salary, as set out below:

Name	2016 Salary ($)	2016 Target Incentive Award as Percentage of Base Salary
Ron L. Fleming	275,000	100%
Michael J. Liebman	235,000	70%

Long-Term Incentive Awards

The compensation program includes long-term incentive awards that are designed to reward our NEOs and other executive officers for our overall performance and strengthen the long-term view and alignment of interests between our NEOs (and other executive officers) and our stockholders by linking their holdings and a portion of their compensation to the future value of our equity securities. Long-term incentive awards are provided through PSUs, the Stock Option Plan, and SARs, each as described below. The Compensation Committee, together with our Board of Directors, sets performance objectives and targets. Previous grants are not necessarily taken into account when considering new grants. The PSUs awarded to our NEOs during 2015 and 2016 are discussed above. The only other long-term incentive awards made in 2015 and 2016 were the SAR awards made to Messrs. Fleming and Liebman, which are described in more detail below.

Phantom Stock Unit Plan

We have adopted a PSU plan (the “PSU Plan”) authorizing our Board to issue PSUs to our employees, including our NEOs. The value of the PSUs issued under the PSU Plan (including PSUs granted pursuant to our annual Incentive Programs, as described above) tracks the performance of the Company’s common shares and provides the holder the right to receive a cash payment, the value of which will be the market value of the equivalent number of common shares at the maturity date. PSU awards are generally credited with additional PSUs in respect of dividends issued on the common shares. If dividends are credited, the number of additional PSUs credited to the awards would be equal to the aggregate amount of the dividends that would have been paid to the participant if the PSUs subject to the award had been common shares divided by the market value of a common share on the date on which the dividends are paid. The PSUs vest immediately upon a change of control with respect to the Company if a participant is terminated without cause or terminates employment for “good reason” within 12 months following a change of control of the Company. There is no exercise price attached to the awards.

Stock Option Plan

Compensation may be provided to our NEOs and other executive officers through the granting of options under the Stock Option Plan. Historically, the Stock Option Plan has been used to attract, retain, and motivate NEOs, other executive officers and directors to operate and manage our business in a manner that will provide for our long-term growth and profitability by providing such persons with the opportunity, through stock options, to acquire a proprietary interest in the Company.

The Company’s Board of Directors has delegated to the Compensation Committee responsibility for administering the Stock Option Plan and approving all stock options granted thereunder and determining the entitlement, vesting, exercise price, and all other matters relating to the Stock Option Plan.

No stock option awards were granted to NEOs in 2015 or 2016.

Stock Appreciation Rights Plan

We have adopted a SARs plan authorizing our Board to grant SARs to our employees, including our NEOs. The value of the SARs issued under the plan tracks the performance of the Company’s common shares and provides the holder the right to receive a cash payment, upon exercise, equal to the difference, if any, between the fair market value of one common share at the date of exercise over the fair market value of one common share on the grant date.

On May 8, 2015, we granted 180,000 SARs to Mr. Fleming (the “Fleming 2015 SARs”). The Fleming 2015 SARs vest in 20% installments on April 1 of each of the first three (3) years following the grant date, with the first installment vesting on April 1, 2016, and a final 40% installment vesting on the fourth (4th) anniversary of the grant date. The Fleming 2015 SARs give Mr. Fleming the right to receive a cash payment equal to the difference between $5.13 per share and the closing price of the common shares on the exercise date, provided that the closing price is in excess of $5.13 per share. The exercise price was determined by taking the weighted average share price for the five trading days prior to May 8, 2015. The SAR agreement provides for full acceleration and vesting of all unvested SARs upon a change in control.

On May 8, 2015, we granted 120,000 SARs to Mr. Liebman (the “Liebman 2015 SARs”). The Liebman 2015 SARs vest in 20% installments on April 1 of each of the first three (3) years following the grant date, with the first installment vesting on April 1, 2016, and a final 40% installment vesting on the fourth (4th) anniversary of the grant date. The Liebman 2015 SARs give Mr. Liebman the right to receive a cash payment equal to the difference between $5.13 per share and the closing price of the common shares on the exercise date, provided that the closing price is in excess of $5.13 per share. The exercise price was determined by taking the weighted average share price for the five trading days prior to May 8, 2015. The SAR agreement provides for full acceleration and vesting of all unvested SARs upon a change in control.

Employment Agreements

Each of Mr. Fleming and Mr. Liebman has entered into an employment agreement with us. Both employment agreements were executed on May 13, 2015 and provide for an initial term ending on May 13, 2019, unless terminated earlier in accordance with the terms thereof. Thereafter, each employment agreement will automatically renew for one or more additional 12-month periods, unless either we or the applicable NEO notifies the other party in writing by December 31 of the then current renewal term that it wishes to terminate employment under the employment agreement at the end of the term in effect.

Mr. Fleming’s employment agreement provides for an annualized base salary of $250,000 during the first calendar year of the initial term, with increases to $275,000 and $300,000 as of January 1, 2016 and 2017, respectively. Mr. Liebman’s employment agreement provides for an annualized base salary of $225,000 during the first calendar year of the initial term, with increases to $235,000 and $250,000 as of January 1, 2016 and 2017, respectively. Thereafter, the Board will review each NEO’s base salary on an annual basis to determine whether any increases are appropriate based on a combination of factors, including such NEO’s achievement of specified performance objectives and/or the amount of compensation paid to his peers at other similarly situated public companies.

Each of Mr. Fleming and Mr. Liebman may also be entitled to annual incentive compensation as determined (i) in the discretion of the Board (or the Compensation Committee) or (ii) pursuant to any annual incentive compensation program adopted by the Company from time to time. For each calendar year, Mr. Fleming will be eligible to receive up to 50% of his then current base salary as a cash bonus and up to 50% of his then current base salary as incentive compensation in the form of PSUs. For each calendar year, Mr. Liebman will be eligible to receive up to 35% of his then current base salary as a cash bonus and up to 35% of his then current base salary as incentive compensation in the form of PSUs. The actual percent of incentive compensation paid to Messrs. Fleming and/or Liebman, as applicable, will be based on satisfying the performance goals for each calendar year as determined by the Board (or the Compensation Committee) and calculated in accordance with the bonus payments for all Company employees.

The employment agreements also contain provisions in respect of the NEOs’ eligibility to receive certain benefits (including reimbursement of business expenses and health and medical benefits), as well as non-disclosure, non-competition, and non-solicitation provisions binding on each of the NEOs. For additional information regarding amounts payable to Messrs. Fleming and Liebman in connection with a termination of employment and/or a change of control of with respect to the Company, see below under “Termination and Change of Control Payments.”

Termination and Change of Control Payments

If a NEO voluntarily terminates his or her employment without “Good Reason” (as defined in the Employment Agreements) or if we terminate the NEO’s employment for “Cause” (as defined in the Employment Agreements), the NEO is only entitled to the payment of current base salary until the date of termination and any incentive compensation earned in a previous year but not paid.

If a NEO terminates his or her employment with Good Reason or if we terminate the NEO’s employment without Cause, the NEO is entitled to the payment of current base salary through the date of termination and any incentive compensation earned in a previous year but not paid. The NEO is also entitled to a pro rata incentive payment, payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program, if the termination of employment is during the last six months of our fiscal year. In addition, any equity-based awards previously granted to the NEO will become fully vested and exercisable and all restrictions on restricted awards will lapse. The NEO will also be entitled to lump-sum cash payments equal to the sum of (i) a multiple (reflected in the table below) of the relevant NEO’s then-current salary and (ii) a multiple (reflected in the table below) of the amount of incentive compensation earned by the relevant NEO during the year immediately preceding the NEO’s termination of employment. We are obligated to pay this amount within 60 days following the NEO’s termination of employment.

If a NEO dies or becomes disabled, the NEO is entitled to the payment of current base salary through the date of death or disability and any incentive compensation earned in a previous year but not paid. The NEO is also entitled to a pro rata incentive payment, payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program. Any equity-based awards previously granted to the executive will become fully vested and exercisable and all restrictions on restricted stock awards will lapse and the NEO, or their heirs, must exercise any options within the shorter of the expiration time of the options or one year from the death or disability.

Any payments to the NEOs upon termination of employment (other than in connection with a “Change of Control” (as defined in the Employment Agreements)) and disability are conditional upon the executive executing a customary release in favor of us and our affiliates, directors, officers, employees, and agents.

In the event that (i) a NEO resigns his or her employment for Good Reason or (ii) we terminate the employment of any of the NEOs without Cause, in each case within 18 months of a Change of Control, each of the NEOs will be entitled to lump-sum cash payments equal to the sum of (y) a multiple (reflected in the table below) of the relevant NEO’s then-current salary and (z) a multiple (reflected in the table below) of the amount of incentive compensation earned by the relevant NEO during the year immediately preceding the Change of Control. Such payment shall be made by us within 60 days of the date of the termination of employment or resignation for Good Reason. In addition, any equity-based awards previously granted to the executive will become fully vested and exercisable and all restrictions on restricted awards will lapse, regardless of whether the NEO terminates employment.

The applicable multiples for each of the NEOs for a resignation for Good Reason or termination without cause, including in connection and not in connection with a Change of Control, are set forth in the table below. Using the base salary and assuming annual incentive compensation at amounts actually achieved in 2016, if such resignation or termination of employment had occurred on December 31, 2016, the NEOs would have been entitled to the payments set out below:

Name	Base Salary Multiple	Salary Payment ($)(1)	Cash Incentive Compensation Multiple	Incentive Compensation Payment ($)(2)	Value of Accelerated Vesting of Equity Incentive Awards ($)(3)	Total Payment ($)
Ron L. Fleming	2x	550,000	4x	517,360	972,942	2,040,302
Michael J. Liebman	1.5x	352,500	3x	232,020	699,351	1,283,871

(1)	Represents each NEO’s base salary as of December 31, 2016 multiplied by the multiple set forth in the table immediately above.
(2)

Represents each NEO’s actual cash incentive award for the year ended December 31, 2016 as set forth in “Target Annual Incentive Awards for 2016” above, multiplied by the multiple set forth in the table immediately above. In the event that the resignation or termination does not occur in connection with a Change of Control and occurs during the last six months of our fiscal year, the NEO will also be paid a pro rata cash incentive award based upon our performance for the fiscal year payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program.

(3)

Represents the estimated value of unvested PSUs and SARs as of December 31, 2016, of which vesting would accelerate. The estimated payout value of the PSUs was calculated using the common share price on the NASDAQ Stock Exchange at the close of business on December 30, 2016, multiplied by the number of PSUs outstanding as of December 31, 2016. The estimated payout value of the SARs was calculated as the difference between the strike price of the SARs and the common share price on the NASDAQ Stock Exchange at the close of business on December 30, 2016, multiplied by the number of SARs outstanding as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards at December 31, 2016 for each of our NEOs:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)(1)	Option expiration date	Number of unearned shares, units, or other rights that have not vested(2)	Market or payout value of unearned shares, units, or other rights that have not vested ($)(3)
Ron L. Fleming	32,500	(4)	12,500	(4)	1.59	6/30/2023
	36,000	(5)	144,000	(5)	5.13	5/7/2025	33,779	307,387
Michael J. Liebman	31,750	(6)	18,750	(6)	2.69	11/13/2023
	24,000	(5)	96,000	(5)	5.13	5/7/2025	21,763	198,044

(1)	All exercise prices were converted to U.S. dollars at a rate of US$0.7209 per CAD$1.00.
(2)	Represents the number of unvested PSUs outstanding as of December 31, 2016, inclusive of the PSUs awarded pursuant to our 2016 Incentive Program in the first quarter of 2017.
(3)

The estimated payout value of the PSUs was calculated using the Company’s common share price on the NASDAQ Stock Exchange on the close of business on December 30, 2016, multiplied by the number of PSUs outstanding.

(4)

Represents SARs granted on July 1, 2013. The SARs vest ratably over 16 quarters from the grant date and give Mr. Fleming the right to receive a cash payment equal to the difference between $1.59 per share and the closing price of the Company’s common shares on the exercise date, provided that the closing price is in excess of

$1.59 per share. The award provides that vested SARs be settled in cash with no provision for a conversion to the Company’s common shares.
(5)

Represents SARs granted on May 8, 2015. The SARs vest in 20% installments on April 1 of each of the first three (3) years following the grant date, with the first installment vesting on April 1, 2016, and a final 40% installment vesting on the fourth (4th) anniversary of the grant date. The SARs give the holder the right to receive a cash payment equal to the difference between $5.13 per share and the closing price of the Company’s common shares on the exercise date, provided that the closing price is in excess of $5.13 per share. The award provides that vested SARs be settled in cash with no provision for a conversion to the Company’s common shares.

(6)

Represents SARs granted on November 14, 2013. The SARs vest ratably over 16 quarters from the grant date and give Mr. Liebman the right to receive a cash payment equal to the difference between $2.69 per share and the closing price of the Company’s common shares on the exercise date, provided that the closing price is in excess of $2.69 per share. The award would fully vest upon a change in control in accordance with the terms of Mr. Liebman’s employment agreement. The award provides that vested SARs be settled in cash with no provision for a conversion to the Company’s common shares.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

For inclusion in the proxy materials to be distributed for the 2018 Annual Meeting pursuant to Rule 14a-8 promulgated by the SEC, a stockholder proposal must be submitted in writing and received by the Company’s Corporate Secretary on or before December 7, 2017.

The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2018 Annual Meeting or a stockholder proposal of other business that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2018 Annual Meeting, must be submitted in writing and received by the Company’s Corporate Secretary no earlier than January 16, 2018 and no later than February 15, 2018. Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals.

Any proposals described above must be delivered to the Company’s Corporate Secretary at: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, Attention: Corporate Secretary.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Amended and Restated Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2016 fiscal year accompanies this proxy statement.

A copy of the 2016 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2016 Form 10-K is also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who may be deemed to own beneficially more than 10 percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) forms, including assisting directors and executive officers with preparing and filing statements on Form 3, Form 4, and, if applicable, Form 5. Based on our review of Section 16(a) forms filed during the fiscal year 2016, we are aware that following Form 4s were filed late:

Name	# of late forms	# of transactions reported late	Failure to file a required form
Trevor T. Hill	1	1	—
William S. Levine	3	3	—
Richard M. Alexander	3	3	—
L. Rita Theil	3	3	—
David C. Tedesco	4	4	—
Cindy M. Bowers	1	1	—
Ron L. Fleming	2	4	—
Michael J. Liebman	2	4	—

Code of Ethical Business Conduct

We have adopted a written code of ethical business conduct that applies to all directors, officers, and employees, including the Chief Executive Officer and Chief Financial Officer. Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. A current copy of the code is posted on our website, which is located at www.gwresources.com under “Investors – Corporate Governance” and may be obtained without charge from our Legal Department, Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Global Water Resources, Inc., Board of Directors, ATTN: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027. In general, any stockholder communication about bona fide issues concerning the Company delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member(s) will be forwarded in accordance with the stockholder’s instructions.

Other Matters before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.    GLOBAL WATER  RESOURCES, INC.    MAIL – Mark, sign and date your proxy   .  card and return it in the postage-paid  envelope provided   PROXY   . FOLD HERE • DO NOT SEPARATE • INSERT IN THE ENVELOPE PROVIDED.   Please mark  your votes  like this   X  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS  INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR  DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND IN THE PROXIES’ DISCRETION ON ANY  OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD  OF DIRECTORS. FOR AGAINST ABSTAIN   2. Ratification of independent registered  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”: public accounting firm.   1. Election of Directors  FOR all WITHHOLD AUTHORITY   (1) Trevor T. Hill  Nominees to vote (except as marked to  listed to the the contrary for all nominees  (2) William S. Levine left listed to the left)  (3) Richard M. Alexander  (4) L. Rita Theil  (5) David C. Tedesco  (6) Cindy M. Bowers  (7) Ron L. Fleming  (Instruction: To withhold authority to vote for any individual  THE BOARD OF DIRECTORS RECOMMENDS A VOTE   nominee, strike a line through that nominee’s name in the list above)  “FOR” THE ELECTION OF EACH OF THE NOMINEES  FOR DIRECTOR IN PROPOSAL 1 AND “FOR”  PROPOSAL 2.   COMPANY ID:   PROXY NUMBER:   ACCOUNT NUMBER:   Signature  Signature, if held jointly Date , 2017.   Note Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or  corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 16, 2017 The proxy statement and our 2016 Annual Report to Stockholders are  available at http://materials.proxyvote.com/379463. FOLD HERE • DO NOT SEPARATE • INSERT IN THE ENVELOPE PROVIDED. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS GLOBAL WATER RESOURCES, INC. The undersigned appoints Ron L. Fleming and Michael J. Liebman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Global Water Resources, Inc. held of record by the undersigned at the close of business on March 27, 2017 at the Annual Meeting of Stockholders of Global Water Resources, Inc. to be held on May 16, 2017, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)